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                                      August 27, 2002




Simpson Thacher & Bartlett
425 Lexington Avenue
New York, New York  10017-3909

                  Re:  Cohen & Steers Premium Income Realty Fund, Inc.
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Ladies and Gentlemen:

                  We have acted as special Maryland counsel for Cohen & Steers Premium Income Realty Fund, Inc., a Maryland corporation (the "Company"), in connection with the organization of the Company and the issuance of shares of its Common Stock, par value $.001 per share (the "Shares").

                  As special Maryland counsel for the Company, we are familiar with its Charter and Bylaws. We have examined the prospectus included in its Registration Statement on Form N-2, File No. 333-86069 (the "Registration Statement"), substantially in the form in which it is to become effective (the "Prospectus"). We have further examined and relied on a certificate of the Maryland State Department of Assessments and Taxation to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland.

                  We have also examined and relied on such corporate records of the Company and other documents and certificates with respect to factual matters as we have deemed necessary to render the opinion expressed herein. We have assumed, without independent verification, the genuineness of all signatures on documents submitted to us for examination, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.



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Simpson Thacher & Bartlett
August 27, 2002
Page 2



                  Based on such examination, we are of the opinion that:

                  1. The Company is duly organized and validly existing as a corporation in good standing under the laws of the State of Maryland.

                  2. When the Board of Directors of the Company has taken all necessary corporate action to authorize and approve the issuance of the Shares and upon payment and delivery in accordance with the applicable definitive underwriting agreement approved by the Board of Directors of the Company, the Shares will be validly issued, fully paid and nonassessable.

                  This letter expresses our opinion with respect to the Maryland General Corporation Law governing matters such as due organization and the authorization and issuance of stock (including the statutory provisions, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting the foregoing). It does not extend to the securities or "Blue Sky" laws of Maryland, to federal securities laws or to other laws.

                  You may rely on this opinion in rendering your opinion to the Company that is to be filed as an exhibit to the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus under the caption "Validity Of The Shares." We do not thereby admit that we are "experts" within the meaning of the Securities Act of 1933 and the regulations thereunder. This opinion may not be relied on by any other person or for any other purpose without our prior written consent.

                                      Very truly yours,

                                      /s/ Venable, Baetjer and Howard, LLP
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                                      Venable, Baetjer and Howard, LLP